Exhibit 10.27

AGREEMENT TO AMEND COMMITMENT LETTER

July 11, 2013

Reference is made to the Commitment Letter, dated October 5, 2012, among the undersigned, as amended by the Agreement to Amend Commitment Letter dated February 14, 2013 (as so amended, the “Commitment Letter”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Commitment Letter.

Each of the undersigned hereby agrees that the reference to “July 31, 2013” that appears in clause (ii) of the second sentence of the penultimate paragraph of the Commitment Letter is hereby deleted and replaced with a reference to “October 31, 2013.” In addition, each of the undersigned hereby agrees that the Summary of Terms attached as Exhibit A to the Commitment Letter is hereby amended and restated in its entirety by substituting the Summary of Terms attached as Exhibit A hereto in its place.

This agreement shall be limited precisely as written, and except as expressly set forth in the preceding paragraph shall not be deemed to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Commitment Letter.

This agreement shall become effective upon execution and delivery hereof by each of the parties hereto. This agreement may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict-of-laws principles thereof that would require the application of laws of another jurisdiction.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.	GOLDMAN SACHS BANK USA

By:	By:
Name:	Name:
Title:	Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	EMPIRE STATE REALTY TRUST, INC.

By:	By:
Name:	Name:
Title:	Title:

EMPIRE STATE REALTY OP, L.P.

By:
Name:
Title:

EXHIBIT A

SUMMARY OF TERMS

CONFIDENTIAL	EMPIRE REALTY TRUST

EMPIRE STATE REALTY TRUST, INC.

INDICATIVE SUMMARY OF TERMS AND CONDITIONS

$800,000,000 REVOLVING AND TERM CREDIT FACILITIES

JULY 11, 2013

This Indicative Summary of Terms (this “Summary of Terms”) is an outline only and does not purport to summarize all of the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the credit facilities contemplated hereby. All amounts referred to in this Summary of Terms are denominated in U.S. dollars.

Borrower:	Empire State Realty OP, L.P., a Delaware limited partnership (“ESR OP”), and each wholly-owned subsidiary of ESR OP that owns a Borrowing Base Property (as defined below) subject to an Assigned Mortgage (as defined below) (collectively, “Borrowers”)

Guarantors:

The Facilities (as defined below under the heading “Facilities”) will be guaranteed by (i) Empire State Realty Trust, Inc. (“Parent”) and (ii) all existing and future direct and indirect material subsidiaries of ESR OP (other than Borrowers and Excluded Subsidiaries (as defined below)), including without limitation each of the direct and indirect subsidiaries of ESR OP (other than Borrowers) that own all or a portion of one or more Borrowing Base Properties (collectively, the “Subsidiary Guarantors” and, together with Parent, collectively the “Guarantors”). The guaranty of a Subsidiary Guarantor and the related lien on the equity interest of such Subsidiary Guarantor will be subject to release in accordance with the release provisions described herein.

Any such subsidiary of ESR OP that does not own, directly or indirectly, all or any portion of a Borrowing Base Property (i) that has Indebtedness (as defined in Addendum II) that (x) is owed to non-affiliates, (y) is either unsecured Indebtedness recourse for which is limited to the subsidiary that incurred same or is Secured Indebtedness (as defined in Addendum II) and (z) by its terms does not permit such subsidiary to become a Guarantor and/or (ii) in which ESR OP and/or its wholly-owned subsidiaries directly, indirectly or beneficially own more than 50% but less than 90% of the equity interests of such subsidiary having ordinary voting power for the election of directors or members of any other governing body of such subsidiary (each subsidiary described in the foregoing clause (i) or (ii), an “Excluded Subsidiary”), will not be required to guarantee the Facilities so long as such subsidiary remains subject to such limitation.

For the avoidance of doubt, each entity that (i) pledges Collateral (defined below under the heading “Collateral”) or (ii) owns, directly or indirectly, all or any portion of a Borrowing Base Property, will be a Borrower or Guarantor.

Joint Bookrunner and Joint Lead Arranger:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as Joint Bookrunner and Joint Lead Arranger (left) and Goldman Sachs Bank USA (“Goldman”) will act as Joint Bookrunner and Joint Lead Arranger (right) (MLPFS and Goldman, together, the “Arrangers”)

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (the “Administrative Agent”).

Goldman Sachs Bank USA

CONFIDENTIAL	EMPIRE REALTY TRUST

Syndication Agent:	Goldman will act as sole and exclusive syndication agent.

Lenders:	A syndicate of financial institutions (including Bank of America and Goldman) arranged by the Arrangers, which institutions shall be reasonably acceptable to Borrowers and the Administrative Agent (collectively, the “Lenders”). The aggregate commitments of Lenders provided at closing will be allocated on a pro rata basis between the Term Loan and the Revolver.

Facilities:

Revolving credit and term loan facilities (collectively, the “Facilities”) in the maximum aggregate original principal amount of $800 million (the “Facility Amount”). The revolving credit facility (the “Revolver”) will be comprised of a revolving credit facility in the maximum original principal amount of the difference between (a) $800 million and (b) the original balance under the Term Loan (as defined below). The term loan facility will be comprised of a term loan in an amount to be agreed (the “Term Loan”) that will be fully funded in a single draw upon closing of the Facilities. No portion of the Term Loan may be reborrowed once repaid or prepaid. Subject to the terms and conditions outlined herein, Borrowers may reborrow under the Revolver following a repayment or prepayment of loans thereunder.

The definitive documentation for the Facilities will allow the Revolver and/or Term Loan to be increased on or after closing such that the maximum aggregate principal amount of the Facilities does not exceed $1.25 billion in aggregate after giving effect to such increase, upon Borrowers’ request and the satisfaction of the following conditions: (i) the absence of default, (ii) the provision of sufficient additional commitments by Lenders for such increased amounts, and (iii) other usual and customary conditions precedent for “accordion” facilities of the type contemplated to be included in the definitive documentation for the Facilities (the “Accordion Feature”). The Accordion Feature may be provided by any existing Lender or new Lender; however, no Lender shall be required to assume any increase.

Revolver Holdback:	A reserve (the “Empire Reserve”) against availability under the Revolver in the amount of $47,692,622[1] will be established at closing based upon the schedule attached as Addendum IV. The Empire Reserve will be reduced dollar-for-dollar by amounts that are borrowed under the Revolver to pay for the Reserve Items or have otherwise been spent on the Reserve Items from Borrowers’ cash on hand. Amounts that remain subject to the Empire Reserve will be available to Borrowers to pay for the items listed on Addendum IV (the “Reserve Items”).

Pricing and Fees:	As set forth in Addendum I

[1]	To the extent all or any portion of a Reserve Item is completed prior to the Closing Date, the amount of the expenditure made in respect of such Reserve Item shall be deducted from the Empire Reserve.

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CONFIDENTIAL	EMPIRE REALTY TRUST

Recourse:	The Facilities will be full recourse to Borrowers and Guarantors (collectively referred to as the “Loan Parties”), and will be non-recourse to all direct and indirect members, equity owners, officers, directors, agents and other affiliates (other than Loan Parties).

Maturity Date:	The Revolver will initially mature on the fourth anniversary of the Closing Date (as defined below under the heading “Conditions Precedent to Closing”) of the Facilities (the “Revolver Maturity Date”) subject to the Extension Option set forth below. The Term Loan will mature on the fifth anniversary of the Closing Date.

Revolver Extension Option:

The Revolver Maturity Date may be extended for one, 12-month period, subject to the following:

•   Borrowers have given the Administrative Agent written notice of its desire to exercise the extension option at least thirty (30) days, but no more than ninety (90) days, prior to the initial Revolver Maturity Date;

•   No default or event of default has occurred or is continuing at the time of such notice and on the extension date;

•   All representations and warranties are true and accurate in all material respects at the time of such notice and on the extension date; and

•   Payment of the Extension Fee referred to in Addendum I

Purpose:	The Facilities will be available for general corporate purposes of the Borrowers and their respective subsidiaries (including for working capital, capital expenditures, and acquisitions, development and redevelopment of real estate properties).

Letter of Credit Sub-Limit:

Up to $100 million of the Revolver will be available for the issuance of standby letters of credit (“Letters of Credit”), with Bank of America being the issuing bank (the “Fronting Bank”). Any Letters of Credit issued under this sub-limit shall be deemed usage of the Revolver on a dollar-for-dollar basis for the purpose of calculating Availability (as defined in Addendum II). Each Lender under the Revolver (each, a “Revolving Lender”) will purchase a risk participation interest in such letter of credit equal to such Lender’s pro rata portion of the Revolver.

Letters of Credit may expire up to 1 year beyond the Maturity Date as long as Borrowers cash collateralize each Letter of Credit (and related obligations) that has an expiration date beyond the Maturity Date at least 30 days prior to the Revolving Maturity Date.

Swing Line Sub-Limit:	Administrative Agent will provide up to $50 million of the Revolver as a Swing Line for same-day borrowings (the “Swing Line Loans”). Borrowings under the Swing Line will be priced at the Base Rate plus the Applicable Base Rate Margin. Swing Line borrowings will be repaid within five (5) business days after the date such Swing Line Loan is made. Each Revolving Lender will be obligated at the request of the Administrative Agent to purchase its pro rata share of any borrowing under the Swing Line.

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CONFIDENTIAL	EMPIRE REALTY TRUST

Competitive Bid Option:	In the event Parent and/or ESR OP maintains at least two Debt Ratings of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s and has elected to utilize the Ratings Based Pricing Grid, the Borrowers will have the option of inviting Revolving Lenders to bid for loans (the “Competitive Bid Loans”) for requested maturities of one to six months for eurodollar borrowings, and of 14 to 180 days for fixed rate borrowings, in which case each Revolving Lender can bid at its discretion. Up to 50% of the Revolver shall be available for Competitive Bid Loans. Each Lender’s commitment under the Revolver shall be reduced and deemed used for all purposes by its pro rata share (based on its respective commitment) of an amount equal to the outstanding amount of such Competitive Bid Loan. Borrowers may seek quotes from any or all Revolving Lenders, but no Revolving Lender will be required to participate in any Competitive Bid Loans.

Defaulting Lenders:	The definitive documentation for the Facilities will contain market-standard provisions relating to Defaulting Lenders including (i) provisions concerning the reallocation of participations in Swing Line Loans and Letters of Credit as a result of lender defaults up to the maximum amount of commitments of non-Defaulting Lenders (and cash collateralization by the Borrowers of Swing Line Loans and Letters of Credits only to the extent of an unallocated exposure), in each case so long as all conditions to advances are then satisfied, (ii) provisions concerning the suspension or limitation of a Defaulting Lender’s voting rights and rights to receive certain prepayments and fees, other than with respect to certain matters, such as an increase in the commitment of such Defaulting Lender or a modification of the Facilities that would disproportionately and adversely affect a Defaulting Lender and (iii) a “yank-a-bank” provision that is applicable to Defaulting Lenders. A Defaulting Lender is a lender that has failed to perform its obligations under the Credit Agreement, or has become insolvent or in receivership, or has defaulted in certain other ways to be set forth in the definitive documentation for the Facilities.

Collateral:

The Facilities will be secured by a first priority Lien in (a) all equity interests owned by each Borrower and each Subsidiary Guarantor in each of their respective direct and indirect subsidiaries other than any Excluded Pledge Subsidiary (as defined below) (collectively, the “Equity Pledge”), (b) all distributions and other rights to receive income, gain, profit or other items allocated to each Loan Party that is a pledgor, together with a customary assignment of the pledgor’s voting and control rights (effective only upon the occurrence and during the continuance of an Event of Default), and (c) all proceeds of the foregoing (collectively, the “Collateral”).

For purposes hereof, “Excluded Pledge Subsidiary” means any subsidiary of ESR OP (i) that does not own, directly or indirectly, all or any portion of a Borrowing Base Property and (ii) that has Indebtedness (as defined in Addendum II) that (x) is owed to non-affiliates, (y) is either

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CONFIDENTIAL	EMPIRE REALTY TRUST

unsecured Indebtedness recourse for which is limited to the subsidiary that incurred same or is Secured Indebtedness (as defined in Addendum II) and (z) by its terms does not permit the equity interests in such subsidiary to be pledged (provided, that if the terms of such Indebtedness permits 20% or more of the equity interests in such subsidiary to be pledged, such portion of the equity interests in such subsidiary that are permitted to be pledged shall be pledged as collateral for the obligations under the Facilities).

None of the Collateral shall be subject to (i) any other Lien (other than certain permitted liens to be specified in the definitive documentation for the Facilities) or (ii) any negative pledge or other encumbrance that prohibits the granting of a Lien on same to secure the Facilities.

Releases of Collateral and Subsidiary Guarantors:

Borrowers will be permitted to obtain a release of the Collateral, and a release of the Subsidiary Guarantors from their obligations as guarantors of the Facilities, subject to satisfaction of the following conditions precedent at the time any such release is requested and consummated:

•   Parent and/or ESR OP receive(s) Debt Ratings (as defined below in Addendum I under the heading “Pricing Grids”) from at least two of Moody’s, S&P and Fitch, and such Debt Ratings are Baa3 or better (in the case of a rating by Moody’s) or BBB- or better (in the case of a rating by S&P or Fitch),

•   no default or event of default under the Facilities, and

•   the accuracy of all representations and warranties made by any Loan Party under the Facilities;

provided, however that the definitive documentation for the Facilities will include provision for reinstatement of (x) first priority, perfected Liens on the Collateral granted by a released Subsidiary Guarantor and (y) the guaranty of such released Subsidiary Guarantor, in each case if at any time following the release thereof such Subsidiary Guarantor provides a guaranty of, or otherwise incurs, any Indebtedness that is not Secured Indebtedness (including, without limitation and for the avoidance of doubt, non-Secured Indebtedness that is incurred under or in connection with notes or bonds issued in Rule 144A transactions).

In addition, Borrowers will be permitted to obtain a release of (i) a Subsidiary Guarantor that becomes an Excluded Subsidiary from its obligations as a guarantor of the Facilities, and any lien on the equity interests of such Excluded Subsidiary and (ii) any lien on the equity interests of any subsidiary of ESR OP that becomes an Excluded Pledge Subsidiary, upon satisfaction of the following conditions precedent at the time any such release is requested and consummated:

•   no default or event of default under the Facilities, and

•   the accuracy of all representations and warranties made by any Loan Party under the Facilities;

provided, however that the definitive documentation for the Facilities will

5	Goldman Sachs Bank USA

CONFIDENTIAL	EMPIRE REALTY TRUST

include provision for reinstatement of (x) first priority, perfected Liens on the equity interests of any such released Subsidiary Guarantor or Excluded Pledge Subsidiary, as applicable, and (y) the guaranty of any such released Subsidiary Guarantor, in each case if at any time following the release thereof such released subsidiary of ESR OP is no longer an Excluded Subsidiary or Excluded Pledge Subsidiary, as applicable. Similarly, any Loan Party will be permitted to obtain a release of the Equity Pledge of the equity interests of non-Guarantor subsidiaries that secure any Secured Indebtedness (which Equity Pledge will be subject to the reinstatement if such Indebtedness is repaid in full).

Availability:	“Maximum Availability” under the Facilities at any time will be equal to the lessor of:

	1.	the sum of (i) the then outstanding aggregate principal amount of the Term Loan and (ii) the then outstanding aggregate amount of commitments in respect of the Revolver; and

	2.	the Mortgageability Amount.

The Mortgageability Amount will be determined on a quarterly basis.

For purposes hereof:

“Mortgageability Amount” means the maximum amount of principal which can be supported by the aggregate Mortgageability Cash Flow from all the Borrowing Base Properties based on a minimum debt service coverage of 1.50x, and assuming a 30-year amortization and an interest rate which is the greater of (x) the 10-Year Treasury Rate + 2.50% and (y) 6.50%.

“Mortgageability Cash Flow” means at any time and with respect to any Borrowing Base Property, the Borrowing Base NOI from such Borrowing Base Property, minus the Annual Capital Expenditure Adjustment (as defined in Addendum II) allocable to such Borrowing Base Property (except that until the Empire Reserve is fully used, the Annual Capital Expenditure Adjustment shall not apply to the Empire State Building), minus an amount equal to the greater of (x) 2% of rents and (y) actual management fees paid in cash.

“Borrowing Base NOI” means, at any time with respect to any real property asset that is owned by any Person, or is subject to an Eligible Ground Lease under which such Person is the lessee, the portion of Net Operating Income (which for purposes of determining Borrowing Base NOI for any period will include addbacks for the following items to the extent same are allocable to such real property asset and are deducted from Net Operating Income derived from such real property asset for such period: (x) if such real property asset is not “self-managed” (i.e., not managed by a member of the Consolidated Group), management fees paid in cash and (y) if such real property asset is “self-managed” (i.e., managed by a member of the Consolidated Group), expenses incurred during such period in connection with the management of such real property asset that

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under a customary management agreement with a non-affiliated third party would be borne by such third party manager) derived from such real property asset for the then most recently ended fiscal quarter multiplied by four (or, in the case of the Observatory at the Empire State Building, for the then most recently ended period of four fiscal quarters). For the avoidance of doubt, the Net Operating Income with respect to a real property asset that is owned or leased by a Person for less than one fiscal quarter will be included in calculating Borrowing Base NOI as if such property was owned or leased by such Person for the then most recently ended fiscal quarter.

“Borrowing Base Property” means a property that is designated as such by Borrowers and is an Eligible Property (as defined below under the heading “Borrowing Base Criteria”).

Borrowing Base Criteria:	In order for any property to be included as a Borrowing Base Property it must meet and continue to satisfy each of the following criteria (each such property that is acceptable to the Administrative Agent and meets such criteria being referred to as an “Eligible Property”):

	1.	Property types: Office and Retail

	2.	The Loan Party that owns such property (or, if applicable, is the lessee under an Eligible Ground Lease covering such real property) (each such Loan Party, a “Borrowing Base Loan Party”) must be wholly-owned, directly by ESR OP or by a wholly-owned subsidiary of ESR OP.

	3.	The Borrowing Base Loan Party that owns such property (or, if applicable, is the lessee under an Eligible Ground Lease covering such real property) and the property itself must be organized and located, as the case may be, in the United States.

	4.	The property may not be subject to any Liens, negative pledges and/or encumbrances or any restrictions on the ability of the relevant Borrowing Base Loan Party to transfer or encumber such property or income therefrom or proceeds thereof (other than certain permitted liens to be specified in the definitive documentation for the Facilities, including the “Assigned Mortgages” referred to below under the heading “Preservation of Mortgage Debt”).

	5.	Any ground lease with respect to the property (i) must have a remaining term of at least 30 years (subject to exceptions which shall be agreed upon by the Borrowers and the Required Lenders), (ii) must permit the applicable Borrowing Base Loan Party to grant a Lien thereon to secure the Facilities without the consent of any person or entity (other than any consent that has been obtained), (iii) may not have any party thereto in default of any of its obligations thereunder and (iv) may not be encumbered by any Lien, negative pledge and/or encumbrance (other than any liens, pledges or encumbrances encumbering the ground lessor’s interest in such ground lease) (“Eligible Ground Leases”).

	6.	There may not exist any Lien (other than to secure the Facilities and certain permitted liens to be specified in the definitive documentation for the Facilities) on any of the Collateral.

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	7.	After giving pro forma effect to the property’s inclusion as a Borrowing Base Property and at all times thereafter, minimum aggregate occupancy for all Borrowing Base Properties (excluding for this purpose the Empire State Building), which shall be based on tenants in occupancy and paying rent, may not be less than 75% for more than 45 days.

	8.	The Borrowing Base Loan Party that owns the property may not incur or otherwise be liable for any Indebtedness (as defined in Addendum II) other than the Facilities.

	9.	The Administrative Agent shall have received environmental assessment reports, evidence of insurance and such other information concerning such Borrowing Base Property as the Administrative Agent may reasonably request, in each case in form and substance reasonably acceptable to the Administrative Agent, and (in the case of environmental assessment reports) that demonstrate to the satisfaction of the Administrative Agent that the subject Borrowing Base Property is free from environmental issues that, or could reasonably be expected to, materially impair the operation of the property or otherwise result in a Material Adverse Effect, in each case unless such environmental issues are remediable through ordinary course capital expenditures and the Loan Parties are diligently pursuing the remediation thereof in accordance with applicable law.

Initial Borrowing Base Properties:	At closing it is anticipated that the properties listed on Addendum III will be included as Borrowing Base Properties (the “Initial Borrowing Base Properties”).

Borrowing Base Releases:	A Borrowing Base Property may be removed from the Borrowing Base so long as the following requirements are met: (1) no default or event of default will exist prior to the release, will be continuing after giving effect to the release, or will result from the release, (2) the Administrative Agent receives satisfactory evidence that, on a pro forma basis after giving effect to such release and any payment contemplated under the following clause (3), the Loan Parties would be in compliance with all financial covenants, (3) the Loan Parties shall have made a prepayment of the Facilities upon such release to the extent necessary to maintain compliance with Availability limitations, and (4) all representations and warranties in the definitive documentation for the Facilities are true and accurate in all material respects at the time of such release and immediately after giving effect to such release, except to the extent that any such representation or warranty relates to a specific earlier date (in which case such representation or warranty is true and correct in all material respects as of such specific earlier date) or to the Borrowing Base Property being removed from the Borrowing Base. The definitive documentation for the Facilities will provide that the Observatory at the Empire State Building will be removed automatically from the Borrowing Base upon a removal of the Empire State Building from the Borrowing Base.

Financial Covenants and Selected Other Provisions:	1.	Maximum Leverage Ratio – Total Indebtedness shall not exceed 60% of Total Asset Value as of the last day of each fiscal quarter.

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2.	Maximum Secured Leverage Ratio – Total Secured Indebtedness (excluding the Facilities) shall not exceed 40% of Total Asset Value as of the last day of each fiscal quarter.

3.	Minimum Tangible Net Worth – Tangible Net Worth shall not at any time be less than the sum of (i) 80% of the Tangible Net Worth on the Closing Date plus (ii) an amount equal to 75% of net equity proceeds received by Parent after the Closing Date (other than proceeds received in connection with any dividend reinvestment program).

4.	Minimum Fixed Charge Coverage Ratio – The ratio of Adjusted EBITDA to Fixed Charges at the end of any quarter shall not be less than 1.50 to 1.0 as of the last day of each fiscal quarter.

5.	Maximum Variable Rate Indebtedness – The aggregate amount of Total Indebtedness (with respect to which only the principal outstanding on the date of calculation shall be included) that accrues interest at a variable rate will not at any time exceed 25% of Total Asset Value. For purposes of determining compliance with this covenant, Indebtedness that is effectively subject to a fixed or maximum interest rate by virtue of interest rate protection agreements will not be deemed to accrue interest at a variable rate.

6.	Maximum Dividend Payout Ratio – The negative covenant on restricted payments will

	a.	limit other dividends and distributions by Parent to the greater of (i) 95% of Funds From Operations (as defined in Addendum II) on an annual basis and (ii) the amount of restricted payments required to be paid by Parent in order for it to (x) maintain its REIT status for federal or state income tax purposes and (y) avoid the payment of federal or state income or excise tax; provided, however that (1) during a payment event of default, restricted payments by Parent shall only be permitted up to the minimum amount needed to maintain Parent’s status as a REIT for federal and state income tax purposes and (2) notwithstanding the preceding clause (1), no restricted payments will be permitted following acceleration of amounts owing under the Facilities or during the existence of a bankruptcy or other insolvency-related event of default

	b.	permit dividends and distributions payable solely in common stock of Parent

	c.	permit dividends and distributions pursuant to other customary exceptions to be agreed

7.	Secured Recourse Indebtedness – The negative covenant on incurrence of Indebtedness will include a prohibition on Secured Recourse Indebtedness, other than the Facilities, in excess of 10% of Total Asset Value.

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Permitted Investments:

The activities of Parent and its subsidiaries will be limited to acquiring and developing income producing real estate properties and investments incidental thereto, including the operation of the Observatory at the Empire State Building. In addition, the Parent and its subsidiaries will not be permitted to make the following types of investments to the extent any such investment will result in the Parent and its subsidiaries exceeding the limits set forth with respect to each of the following items:

1.      Unimproved land holdings in an aggregate amount not exceeding 5% of Total Asset Value

2.      Mortgages, mezzanine loans and notes receivable not exceeding 10% of Total Asset Value

3.      Construction in progress in an aggregate amount not exceeding 20% of Total Asset Value

4.      Unconsolidated Affiliates in an aggregate amount not exceeding 10% of Total Asset Value

Determinations of whether an investment in an asset is permitted will be made after giving effect to the subject investment. Investments pursuant to clauses 1 through 4 above in the aggregate will not exceed 25% of Total Asset Value.

Optional Prepayments and Commitment Reductions:	Borrowers may prepay the Facilities (other than Competitive Bid Loans) in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar Rate borrowings. The unutilized portion of the commitments under the Revolver may be irrevocably reduced or terminated by Borrowers in whole or in part without penalty. For purposes of the foregoing sentence, the Empire Reserve will be deemed as a utilized portion of the commitments under the Revolver.

Mandatory Prepayments and Commitment Reductions:	Borrowers will make mandatory prepayments as necessary to maintain compliance with Availability limitations. There will be no scheduled amortization of the Term Loan or the Revolver, and no scheduled commitment reductions under the Revolver, in each case prior to the applicable maturity date therefor. All mandatory prepayments will be applied first to loans outstanding under the Revolver, without reduction of the commitment thereunder, until the Revolver balance is zero, second to the Term Loan, and third to cash collateralize obligations in respect of then outstanding Letters of Credit.

Conditions Precedent to Closing:

The closing of the Facilities shall be conditioned upon satisfaction (or valid waiver) of the conditions precedent usual and customary for transactions of this type, including, without limitation (the date upon which all such conditions precedent to closing shall be satisfied, the “Closing Date”):

1.     The negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with this Summary of Terms and otherwise satisfactory to the Loan Parties, the Administrative Agent, Arrangers and the Lenders.

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2.     All filings, recordations and searches necessary or desirable in connection with the Liens referred to above under “Collateral” shall have been duly made. Without limiting the foregoing, the organizational documents of each entity whose equity interests are included in the Collateral will, in the reasonable opinion of the Administrative Agent, permit the Administrative Agent to realize on such Collateral upon and during the continuance of an event of default.

3.     The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Parent and its subsidiaries; and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured under all insurance policies to be maintained with respect to the Borrowing Base Properties.

4.     The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid to them.

5.     The Lenders shall have received satisfactory legal opinions, financial statements, certificates, documents and other instruments as are customary or otherwise appropriate for transactions of this type.

6.     There shall not have occurred since the date of Parent’s most recent audited financial statements any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of Parent and its subsidiaries, taken as a whole; (B) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any definitive documentation for the Facilities, or of the ability of the Loan Parties taken as a whole to perform their obligations under any such documentation; and (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any such documentation to which it is a party.

7.     The absence of any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or governmental authority related to the Facilities or that could reasonably be expected to have a Material Adverse Effect.

8.     The Administrative Agent shall have received such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent.

9.     Successful initial public offering by Parent, with minimum net proceeds of $600 million.

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Conditions Precedent to All Extensions of Credit:	(i) All of the representations and warranties in the definitive documentation for the Facilities shall be true and correct in all material respects as of the date of such extension of credit, (ii) no default or event of default under the Facilities in existence at the time of, or after giving effect to the making of, such extension of credit and (iii) after giving effect to the making of such extension of credit, Availability shall be greater than or equal to $0 (it being agreed that in the case of an extension of credit all or a portion of the proceeds of which are to be used (and are actually used within 30 days following receipt thereof) to pay for a Reserve Item, the Empire Reserve shall not include the amount of the Reserve Item to be paid for with the proceeds of such extension of credit) .

Representation & Warranties:	Usual and customary for transactions of this type (subject to customary exceptions and qualifiers to be agreed), applicable to Parent and the Borrowers and their respective Subsidiaries, including but not limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness in all material respects of specified financial statements and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default under the Facilities; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and Loan Parties; (xiv) use of proceeds; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) solvency; (xix) collateral documents; (xx) OFAC; (xxi) intellectual property licenses; (xxii) casualty; (xxiii) labor matters; (xxiv) mortgage recording taxes and (xxv) property subject to Assigned Mortgages..

Financial Reporting and Other Covenants:

Usual and customary for transactions of this type (subject to customary exceptions and qualifiers to be agreed), applicable to Parent and the Borrowers and their respective subsidiaries, including but not limited to the following:

Affirmative Covenants - (i) delivery of quarterly and annual financial statements; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event that could reasonably be expected to have a Material Adverse Effect, material change in accounting or financial reporting practices, material litigations and proceedings); (iv) payment of taxes and other obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations and give security consistent with the terms contemplated hereby; (xiii) compliance with environmental laws; (xiv) ownership of the Borrowers, (xv) further assurances; (xvi) lien searches and periodic collateral updates; and (xvii) maintenance of REIT

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status and NYSE or NASDAQ listing of at least one class of stock of the Parent. The Borrowers may satisfy their obligation to deliver financial statements and other information by filing the same in electronic format with the SEC, by posting the same on Parent’s website or by other means of electronic delivery, as provided in and subject to the terms of the definitive documentation.

Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations of other indebtedness) (with exceptions that will reflect (x) what is described above under paragraph 7 of the heading “Financial Covenants and Selected Other Provisions” and (y) incurrence of senior unsecured or subordinated Indebtedness on terms to be agreed, including notes or bonds issued in Rule 144A transactions, subject to pro forma compliance with the financial covenants described herein at the time of the incurrence thereof); (iii) investments (including loans and advances) (except as otherwise permitted under the heading “Permitted Investments” above); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions (except as otherwise permitted under “Financial Covenants and Selected Other Provisions– Maximum Dividend Payout Ratio” above); (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; and (xii) changes in accounting policies or reporting practices; in each case with such exceptions as may be agreed upon in the definitive documentation for the Facilities.

Preservation of Mortgage Debt:

The definitive documentation for the Facilities will provide that the Administrative Agent will, if requested by Borrowers, acquire by assignment a pre-existing mortgage debt secured by the Empire State Building. Such debt shall be incorporated into the Facilities as the Term Loan (with the terms of such debt being restated to conform to the terms of the Term Loan contemplated hereunder). The Term Loan will be secured by an amended and restated mortgage (the “Assigned Empire State Mortgage”) in favor of the Administrative Agent, for the benefit of the Lenders who provided the funds used by the Administrative Agent to acquire such pre-existing mortgage debt (the “Term Lenders”), but the definitive documentation for the Facilities will provide that all lenders under the Facilities will share on a pro rata basis all proceeds realized from a foreclosure of the Assigned Empire State Mortgage.

Similarly, the definitive documentation for the Facilities will provide that the Revolving Credit Lenders will, if requested by the Borrowers from time to time (but subject to the satisfaction by the Borrowers of the conditions precedent to borrowings under the Revolver), acquire by assignment pre-existing mortgage debt secured by real property located in New York (x) in connection with an acquisition by a Borrower of such real property or (y) to the extent such real property is already owned by a subsidiary of ESR OP that will become a Borrower. Such pre-existing mortgage debt will be (i) incorporated into the Facilities as a Revolving Loan (with the terms of such debt being restated to conform to the

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Revolving Loans contemplated hereunder) and (ii) secured by an amended and restated mortgage (an “Assigned Revolver Secured Mortgage”; and together with the Assigned Empire State Mortgage, each an “Assigned Mortgage” and collectively, the “Assigned Mortgages”) in favor of the Administrative Agent, for the benefit of the Revolving Lenders, although the definitive documentation for the Facilities will provide that all lenders under the Facilities will share on a pro rata basis all proceeds realized from a foreclosure of an Assigned Revolver Secured Mortgage.

Each real property subject to an Assigned Mortgage must at all times be a Borrowing Base Property (and if such real property at any time ceases to be a Borrowing Base Property, the Assigned Mortgage encumbering such real property will be terminated). In addition, an Assigned Mortgage may be released at any time at the request of the Borrowers, and the release of such Assigned Mortgage shall not be subject to the satisfaction of any conditions precedent. The Administrative Agent shall, at the Borrowers’ sole expense, enter into such documents and instruments as are required to effect any such release, in each case in form and substance acceptable to the Borrowers and the Administrative Agent.

The definitive documentation for the Facilities will provide that if an assignment of all or (subject to the terms hereof) a part of the Assigned Empire State Mortgage is requested in connection with a third party financing of a real property asset of a Borrower located in the State of New York (other than the Empire State Building or a Borrowing Base Property) (a “New Property”), then:

1.

The Administrative Agent will agree to split the Assigned Empire State Mortgage into (A) a mortgage in a principal amount designated by Borrowers (but in no event more than the then outstanding principal balance of the Term Loan) to be assigned in connection with such third party financing (the “Split Mortgage”) and (B) a mortgage equal to the remaining amount secured under the Assigned Empire State Mortgage (after giving effect to such split);

2.

The Administrative Agent, on behalf of the Term Lenders, will agree, to split the note evidencing the Term Loan into (A) a term note that evidences the principal amount secured under the related Split Mortgage (the “Split Note”) and (B) a term note that evidences the remaining principal amount secured by the Assigned Empire State Mortgage (after giving effect to the related split thereof contemplated in clause 1 above));

3.	The Administrative Agent will agree to “spread” the Lien of the Split Mortgage to cover the applicable New Property, and release the Lien of the Split Mortgage on the Empire State Building;

4.

The Administrative Agent, on behalf of the Term Lenders, will agree to assign, without recourse, the Term Lenders’ interest in the Split Note to the lender that provides such third party financing at a price equal to 100% of the portion of the then outstanding principal balance of the Term Loan evidenced by the Split Note plus accrued interest thereon;

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5.	The Administrative Agent will agree to assign its interest in the Split Mortgage to the lender that provides such third party financing contemporaneously with the related assignment of the Split Note contemplated in clause 4 above; and

6.

Subject to satisfaction of those conditions required to be satisfied in connection with any extension of credit made after the Closing Date and execution and/or delivery of deliverables customarily required in connection with the extension of a new term loan, each Term Lender will agree that, upon receipt by such Term Lender of its portion of the payment of the purchase price payable in connection with the assignment of the Split Note as herein contemplated, such Term Lender will advance to Borrowers the principal amount so received by it in connection with such assignment as a new term loan on terms and conditions identical to those applicable to the Term Loan, except that the portion of the new term loan so advanced shall not be secured by the Assigned Empire State Mortgage.

The agreements of the Administrative Agent and Lenders contemplated above will be conditioned upon the preparation (at the Borrowers expense) of appropriate documentation that is in customary form and otherwise satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders shall not be required to split the Assigned Empire State Mortgage or any term notes secured by the Assigned Empire State Mortgage more than three times.

The definitive documentation for the Facilities will also permit the Borrowers to effect assignments of Assigned Revolver Secured Mortgages in connection with third party financings of real property assets of the Borrowers located in the State of New York, on terms and subject to conditions substantially similar to those set forth above in respect of the Assigned Empire State Mortgage; provided, that the Administrative Agent and the Lenders will not be required to split the Assigned Revolver Secured Mortgages or any revolving notes secured by the Assigned Revolver Secured Mortgages more than five times.

Neither the Administrative Agent nor any of the Lenders will be responsible for any losses, costs or expenses incurred by the Parent or any of its affiliates in connection with the loss of any mortgage recording tax credits pertaining to any Assigned Mortgage, any Split Mortgage or any split Assigned Revolver Secured Mortgage. Further, without limitation of any other indemnification obligations of the Borrowers under the Facilities, the Borrowers will indemnify the Administrative Agent and the Lenders from any and all losses, costs and expenses they may incur as a result of any of the arrangements contemplated under this heading, including, without limitation, those resulting from (i) the failure to pay any mortgage recording taxes associated with an Assigned Mortgage, any Split Mortgage and/or any split Assigned Revolver Secured Mortgage and (ii) the splitting and/or spreading of an Assigned Mortgage, and any related splitting and/or assignment of term notes or revolver notes.

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Events of Default:	Usual and customary for transactions of this type (subject to customary exceptions and qualifiers to be agreed), applicable to Parent and the Borrowers and their respective subsidiaries, including but not limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the definitive documentation for the Facilities within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other material indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any definitive documentation for the Facilities; (x) loss of REIT status and (xi) change of control (to be defined in the definitive documentation for the Facilities).

Indemnification:	Borrowers will indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and their respective affiliates and their or any of their respective affiliates’ partners, directors, officers, employees, agents and advisors from and against all reasonable and documented losses, claims, damages, liabilities and expenses arising out of or relating to the Facilities, Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs (subject to customary exceptions for gross negligence, bad faith and willful misconduct). The Borrowers will not be responsible for the fees and expenses of more than one primary counsel to all indemnitees and, if necessary, one local counsel in each relevant jurisdiction, unless conflicts of interests require the retention of an additional counsel. This indemnification shall survive and continue for the benefit of all such persons or entities.

Assignment & Participations:	Each Lender will be permitted to make assignments in respect of the Facilities in a minimum gross amount equal to $5,000,000 to other entities approved by the Administrative Agent and, so long as no event of default has occurred and is continuing, Borrowers, which approvals shall not be unreasonably withheld or delayed; provided, however, that (a) the approval of Borrowers shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or (except in the case of assignments under the Revolver) to any approved fund (as such term shall be defined in the definitive documentation for the Facilities) to the extent such lenders are not Defaulting Lenders and (b) the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders, affiliates of a Lender or approved funds under the Facilities to the extent such Lenders are not Defaulting Lenders. Notwithstanding the foregoing, any Lender assigning a commitment under the Revolver shall be required to obtain the approval of the Administrative Agent, the lender of any Swingline Loan and the Fronting Bank, unless the proposed assignee is already a Revolving Lender (and is not a Defaulting Lender).

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An assignment fee of $3,500 will be paid as an administrative fee to the Administrative Agent (for the account of the Administrative Agent) by the applicable assignor with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of Borrowers or the Administrative Agent, to assign as security all or part of its rights under the loan agreement to any Federal Reserve Bank.

Required Lenders:	As of any date of determination, Lenders having more than 50% of the aggregate amount of the loans (other than Competitive Bid Loans) and commitments under the Facilities; provided that the consent of Lenders holding more than 50% of the aggregate amount of the extensions of credit (other than Competitive Bid Loans) and unused commitments under any class of the Facilities (the Revolver and the Term Loan each constituting such a class) shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects the other class.

Waivers and Amendments:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Required Lenders except that subject to a customary “yank-a-bank” provision (a) the consent of each Lender shall be required with respect to, among other things, (i) the waiver of certain conditions precedent to the initial credit extension under the Facilities, (ii) the amendment of pro rata sharing provisions except as otherwise provided below, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the value of the Collateral or all or substantially all of the value of the guaranties of Borrowers’ obligations made by the Guarantors (in each case except as contemplated above under the heading “Releases of Collateral and Subsidiary Guarantors”), and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Notwithstanding the foregoing, modifications to provisions requiring pro rata payments, distributions or commitment reductions or sharing of payments in connection with “amend and extend” transactions shall only require approval of the Required Lenders, provided, that all approving Lenders shall be treated on a pro rata basis and shall otherwise be on customary terms.

Governing Law	New York, except as otherwise required with respect to the attachment or perfection of a security interest in any Collateral

Legal Counsel to Administrative Agent and Arrangers:	Kaye Scholer LLP

Other:	This Summary of Terms is intended only as an outline of certain of the material terms of the Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions

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that would be contained in definitive documentation for the Facilities contemplated hereby. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to State of New York jurisdiction.

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Addendum I

Pricing and Fees

Extension Fee:	Should Borrowers elect to extend the Revolver Maturity Date, Borrowers will pay a fee (the “Extension Fee”) to the Administrative Agent, for the benefit of the Revolving Lenders, equal to 20 bps of the then applicable Revolver.

Facility Fee:

Borrowers will pay a fee (the “Facility Fee”), determined at any time in accordance with the Pricing Grid set forth below that is then applicable to loans outstanding under the Revolver, on the sum of each Lender’s Revolver commitment (regardless of usage and, if loans under the Revolver remain outstanding after the commitments therefor have terminated, on the outstanding amount of loans under the Revolver held by such Lender), multiplied by the applicable Facility Fee Rate.

The Facility Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

Pricing and Interest Rate Options:	Prior to such time as Parent and/or ESR OP obtains two Debt Ratings (as defined below under the heading “Pricing Grids”) of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s:

	1.	the Term Loan will, at Borrowers’ option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Term Loan Eurodollar Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Term Loan Base Rate Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below); and

	2.	Revolver loans will, at Borrowers’ option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Revolver Eurodollar Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Revolver Base Rate Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below).

In the event Parent and/or ESR OP obtains two Debt Ratings of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s, Borrowers may at any time thereafter, upon written notice to the Administrative Agent, irrevocably elect that pricing on the Facilities be determined based on the Ratings Based Pricing Grid. From and after the date (if any) that Borrowers make such an election:

	1.	the Term Loan will, at Borrowers’ option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Term Loan Eurodollar Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Term Loan Base Rate Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below); and

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	2.	Revolver loans will, at Borrowers’ option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Revolver Eurodollar Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Revolver Base Rate Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below).

Base Rate means, for any day, a fluctuating rate per annum equal to the highest of: (i) the Prime Rate for such day, (ii) the Federal Funds Rate for such day, plus 1/2 of 1.00%, and (iii) one month Eurodollar Rate for such day plus 100 bps.

Borrowers may select interest periods of one, two, three, six (or, if available to all Lenders, nine or twelve) months (or, if available to all Lenders, one week) for Eurodollar Rate loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the definitive documentation for the Facilities, each Applicable Margin on obligations owing under the definitive documentation for the Facilities shall increase by 200 bps per annum above the highest applicable rate regardless of Debt Rating or Leverage Ratio (subject, in all cases other than a default in the payment of principal when due or a bankruptcy default, to the request of the Required Lenders).

Pricing Grids:	Ratings Based Pricing Grid

Debt Rating	Revolver Facility Fee Rate	Revolver Eurodollar Applicable Margin	Revolver All-in Drawn (Eurodollar)	Revolver Base Rate Applicable Margin	Term Loan Eurodollar Applicable Margin	Term Loan Base Rate Applicable Margin
> A- / A3	12.5 bps	92.5 bps	105 bps	0 bps	100 bps	0 bps
BBB+ / Baa	15 bps	100 bps	115 bps	0 bps	110 bps	10 bps
BBB/ Baa2	20 bps	110 bps	130 bps	10 bps	125 bps	25 bps
BBB- / Baa3	30 bps	130 bps	160 bps	30 bps	155 bps	55 bps
< BBB / Baa3	35 bps	170 bps	205 bps	70 bps	200 bps	100 bps

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of Parent’s and/or ESR OP’s non-credit enhanced, senior unsecured long-term debt; provided if at any time when Parent and/or ESR OP has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings

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category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P), the Applicable Margin shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used. If at any time when the Parent and/or ESR OP has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used.

Leveraged Based Pricing Grid

Ratio of Total Indebtedness to Total Asset Value	Revolver Facility Fee Rate	Revolver Eurodollar Applicable Margin	Revolver All-in Drawn (Eurodollar)	Revolver Base Rate Applicable Margin	Term Loan Eurodollar Applicable Margin	Term Loan Base Rate Applicable Margin
< 35%	20 bps	120 bps	140 bps	20 bps	135 bps	35 bps
> 35% and < 45%	25 bps	125 bps	150 bps	25 bps	145 bps	45 bps
> 45% and < 50%	25 bps	145 bps	170 bps	45 bps	165 bps	65 bps
> 50% and < 55%	30 bps	155 bps	185 bps	55 bps	180 bps	80 bps
> 55% and < 60%	35 bps	170 bps	205 bps	70 bps	200 bps	100 bps

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Administrative Agent’s prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Letter of Credit Fees:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Revolver Eurodollar Applicable Margin on the daily amount of outstanding and undrawn Letters of Credit, payable quarterly in arrears.

Letter of Credit Issuance Fees:	Borrower shall pay the Fronting Bank for its own account (i) a fronting fee at a per annum rate to be agreed upon between Fronting Bank and Borrowers, and (ii) the Fronting Bank’s customary administrative charges related to the issuance or amendment of, or drawing upon, Letters of Credit.

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Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes subject to customary limitations and exceptions.

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Addendum II

Definitions

Terms used in this Addendum II which are capitalized, but not defined, shall be defined as set forth in the definitive loan documentation approved by the parties hereto.

Adjusted EBITDA:	EBITDA for the Consolidated Group (excluding Observatory EBITDA) for the then most recently ended fiscal quarter multiplied by four, plus Observatory EBITDA for the then most recently ended period of four fiscal quarters, minus (ii) the aggregate Annual Capital Expenditure Adjustment.

Annual Capital Expenditure Adjustment:	The Annual Capital Expenditure Adjustment for any real property asset shall be an amount equal to, without duplication, the product of (i) $0.25 (in the case of office properties and the Empire State Building Observatory) or $0.15 (in the case of retail properties) multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of all such property.

Availability:	At any time, an amount equal to (i) Maximum Availability at such time minus (ii) the sum of (x) all amounts then outstanding under the Facilities (including for the avoidance of doubt the face amount of all outstanding Letters of Credit and all unreimbursed draws in respect of Letters of Credit) and (y) the Empire Reserve at such time.

Capitalization Rate:	6.00% for New York City CBD office properties and the Empire State Building Observatory, 7.00% for other office properties, and 7.25% for all retail properties

Consolidated Group:	The Loan Parties and their consolidated subsidiaries.

EBITDA:	For the Consolidated Group and for any period, without duplication, the sum of (a) Net Income of the Consolidated Group, in each case, excluding (i) any non recurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from early extinguishment of indebtedness and (iii) any net income or gain or any loss resulting from a swap or other derivative contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense in accordance with GAAP), (ii) income taxes, (iii) depreciation and amortization, (iv) all other non-cash charges, and (v) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP, plus (c) the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates.

Fixed Charges:	For the Consolidated Group, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments, exclusive of balloon

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payments, plus (c) dividends and distributions on preferred stock, if any, plus the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates, all for the then most recently ended fiscal quarter multiplied by four.

Funds From Operations	With respect to any period and without double counting, an amount equal to the Net Income, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a responsible officer of Parent containing calculations in reasonable detail satisfactory to the Administrative Agent. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis. In addition, “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and becoming effective January 1, 2009, including, without limitation, (i) the addition to Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income of costs and expenses related to acquisition transactions terminated during such period.

Indebtedness:	For the Consolidated Group, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

	a)	all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

	b)	all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

	c)	net obligations under any swap contract;

	d)	all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

	e)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse;

	f)	capital leases and synthetic debt;

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g)     all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest (other than the payment solely in equity interests), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends;

h)     all Guarantees in respect of any of the foregoing.

For all purposes hereof: (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (b) the amount of any net obligation under any swap contract on any date shall be deemed to be the swap termination value thereof as of such date and (c) the amount of any capital lease as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof as of such date.

Interest Expense:	Without duplication, total interest expense of the Consolidated Group determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates), all for the then most recently ended fiscal quarter multiplied by four.

Lien:	Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Net Income:	For any period, the net income (or loss) of the Consolidated Group for such period; provided, however that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any subsidiary of the Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such period, except that the Parent’s equity in any net loss of any such subsidiary for such period shall be included in determining Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a subsidiary of the Parent, except that the Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a subsidiary of the Parent, such subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso).

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Net Operating Income:	For any real property and for any period, an amount equal to (a) the aggregate gross revenues of the Consolidated Group derived from the operations of such real property during such period, minus (b) the sum of all expenses and other proper charges incurred in connection with the operation of such real property during such period (including accruals for real estate taxes and insurance and any management fees paid in cash, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP.

Observatory EBITDA	For any period, the portion of EBITDA of the Consolidated Group during such period that is derived from operation of the Observatory at the Empire State Building.

Recourse Indebtedness:	With respect to any Person, Indebtedness of such Person other than nonrecourse Indebtedness of such Person and Indebtedness under the Facilities.

Secured Indebtedness:	For any Person, Indebtedness of such Person that is secured by a Lien.

Secured Recourse Indebtedness:	For any Person, Recourse Indebtedness of such Person that is secured by a Lien.

Tangible Net Worth:	For the Consolidated Group as of any date of determination, (a) “Equity” of the Consolidated Group on a consolidated basis determined in accordance with GAAP, minus (b) all intangible assets (other than lease intangibles) on a consolidated basis determined in accordance with GAAP plus (c) all depreciation determined in accordance with GAAP.

Total Asset Value:	At any time for the Consolidated Group, without duplication, the sum of the following: (a) an amount equal to (i) Net Operating Income derived from all real property assets owned by the Consolidated Group (other than (A) the Observatory at the Empire State Building, (B) each real property asset that was sold or otherwise disposed of by the Consolidated Group during the then most recently ended period of four consecutive fiscal quarters of the Parent, (C) each real property asset that was acquired by the Consolidated Group during the then most recently ended period of four consecutive fiscal quarters of the Parent, (D) each unimproved land holding and (E) each real property asset under development) owned by the Consolidated Group for the then most recently ended fiscal quarter of the Parent, multiplied by four, plus Net Operating Income derived by the Consolidated Group from its operation of the Observatory at the Empire State Building (to the extent the Observatory at the Empire State Building has not been sold or otherwise disposed of at such time) for the then most recently ended period of four consecutive fiscal quarters of the Parent, divided by (ii) the Capitalization Rate for each such real property asset, plus (b) the aggregate acquisition costs of all real property assets that were acquired during the then most recently ended period of four consecutive fiscal quarters of the Parent, plus (b) the aggregate book value of all unimproved land holdings,

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investments in respect of costs to construct real property assets (i.e., construction-in-progress), commercial mortgage loans, commercial real estate-related mezzanine loans and commercial real estate-related notes receivable, in each case owned by the Consolidated Group at such time, plus (c) the Consolidated Group’s pro rata share of the foregoing items and components thereof attributable to interests in Unconsolidated Affiliates, plus (d) Unrestricted Cash at such time.

Total Indebtedness:	The sum of (i) all Indebtedness of the Consolidated Group determined on a consolidated basis and (ii) the Consolidated Group’s pro rata share of Indebtedness of Unconsolidated Affiliates.

Total Secured Indebtedness:	The sum of (i) all Secured Indebtedness of the Consolidated Group determined on a consolidated basis and (ii) the Consolidated Group’s pro rata share of Indebtedness of Unconsolidated Affiliates.

Unconsolidated Affiliates:	Any Person (x) in which the Consolidated Group, directly or indirectly, holds an equity interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (y) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.

Unrestricted Cash:	An amount equal to (a) cash and cash equivalents of the Parent, Borrowers and their respective subsidiaries that are not subject to any pledge, lien or control agreement (excluding statutory liens in favor of any depositary bank where such cash or cash equivalents are maintained), minus (b) amounts included in the foregoing clause (a) that are with an entity other than the Parent, Borrowers or any of their respective subsidiaries as deposits or security for contractual obligations.

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Addendum III

Initial Borrowing Base Properties

•	Empire State Building

•	Observatory at the Empire State Building

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Addendum IV

Reserve Items

Project	Amount[2]
Roof Repairs & Replacement	$26,395
87th to 105th Floor Waterproofing	$2,738,635
Louver & Window Leak Repair	$1,903,792
Elevator Modernization	$34,894,377
Elevator Shaft Repair	$5,126,375
Exterior Freight Hoist (Dismantling)	$1,000,000
Electrical Riser Extension	$1,537,972
Repairs Required by IVI Appraisal	$465,076
Total	$47,692,622

[2]	To the extent all or any portion of a Reserve Item is completed prior to the Closing Date, the amount of the expenditure made in respect of such Reserve Item shall be deducted from the Empire Reserve.

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